Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) of Ecopetrol S.A. and the related Prospectus and to the incorporation by reference therein of our reports dated June 1st, 2018, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ecopetrol S.A., included in the Annual Report (Form 20-F) of Ecopetrol S.A. for the year ended December 31, 2017.

ERNST & YOUNG AUDIT S.A.S.

/s/ Ernst & Young Audit S.A.S.

Bogotá, Colombia